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                                   EXHIBIT 5.1

                               Littman Krooks LLP
                                655 Third Avenue
                               New York, NY 10017
                                 (212) 490-2020

EDGAR Online, Inc.
50 Washington Street
Norwalk, CT 06854

Dear Sirs:

         We have acted as counsel to EDGAR Online, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the sale of 2,875,000 units (including 2,500,000 firm commitment units and 375,000 units included in the over-allotment option), each unit consisting of two shares of the Company's common stock, par value $.01 per share (the "Common Stock" and a warrant (the "Unit Warrant") to purchase one share of Common Stock (the "Units"), to register the offering by the Company of (a) 5,000,000 shares of Common Stock included in the firm commitment Units; (b) 2,500,000 Unit Warrants included in the firm commitment Units; (c) 2,500,000 shares of Common Stock underlying the Unit Warrants included in the firm commitment Units; (d) 450,000 shares of Common Stock included in the Units underlying the over-allotment option; (e) 375,000 Unit Warrants included in the Units underlying the over-allotment option; (f) 375,000 shares of Common Stock underlying the Unit Warrants included in the Units underlying the over-allotment option; (g) a warrant to be issued to the representative of the several underwriters entitling them to purchase up to 250,000 units identical to the Units (the "Representative's Warrant"); (h) 500,000 shares of Common Stock underlying the units underlying the Representative's Warrant; (i) 250,000 warrants underlying the units underlying the Representative's Warrant; (j) 250,000 shares of Common Stock underlying the warrants underlying the units underlying the Representative's Warrants; (k) any additional securities issued pursuant to Rule 462(b) of the Act; and to register an offering by the selling stockholder identified in the Registration Statement of (l) 300,000 shares of Common Stock underlying the Units underlying the representative's over-allotment option. The securities described in clauses (a) through (l) above are hereinafter referred to as the "Securities."

         In this regard, we have reviewed the Company's Amended and Restated Articles of Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities: (i) have been duly and validly authorized for issuance; and (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Littman Krooks LLP
Littman Krooks LLP


April 22, 2004